EXHIBIT 4c.


                           INVENTORY FINANCE AGREEMENT
                                     BETWEEN
                           WINNEBAGO INDUSTRIES, INC.
                                       AND
         GREEN TREE FINANCIAL SERVICING CORPORATION (AND ITS AFFILIATES)


         This Agreement ("Agreement") is dated as on this 26th day of November, 1997, and is by and between Winnebago Industries, Inc., Forest City, Iowa, ("Winnebago") and Green Tree Financial Servicing Corporation, Alpharetta, Georgia, and its affiliates ("Green Tree"). The terms of this Agreement are as follows:

PARAGRAPH 1.
Currently, many recreational vehicle dealers who sell inventory manufactured, distributed, sold by, or bearing the names of Winnebago and/or Itasca ("Winnebago Inventory") receive financing from NationsCredit Commercial Finance, Inc. ("Nations") through a finance program known as Winnebago Acceptance Corporation ("WAC"). These dealers are defined as the "WAC Dealers". Green Tree desires to make reasonable efforts to identify WAC Dealers and to "buyout" or take an assignment of rights from Nations with respect to these dealer's Winnebago Inventory.

PARAGRAPH 2.
Green Tree agrees that it will conduct a thorough credit review of each WAC Dealer, providing however that each WAC Dealer gives its consent to such credit review. The results of this credit review shall be communicated to Winnebago in the form of a report of which WAC Dealers are approved by Green Tree in its sole discretion for financing. These approved WAC Dealers, together with each dealer of Winnebago Inventory that Green Tree independently evaluates for financing, and, in its sole discretion finds credit worthy and approves for financing, and which dealers desire to obtain financing from Green Tree, are defined as "Eligible Dealers".

PARAGRAPH 3.
Green Tree agrees that effective with the signing of this Agreement, it will provide Eligible Dealers with the following financial program, and Winnebago agrees that it will provide Green Tree with the following discounts and subsidies:

         STOCKING PROGRAM - NEW INVENTORY

         See Attachment A

         STOCKING PROGRAM - EXISTING DEALER INVENTORY

         Day 1 to Day 365:         Prime rate (Prime as published in the Wall
                                   Street Journal)
         Curtailments:             10% at 365 days from original invoice date
         Final Maturity:           365 days from acquisition date

         RENTAL PROGRAM

         Day 1 to Day 730:         Prime + 1.25% when total dealer outstandings
                                   exceed $750,000
                                   Prime + 1.75% when total dealer outstandings
                                   are $750,000 or less
         Curtailments:             As agreed to between Green Tree and Eligible
                                   Dealer
         Max. Mileage Allowance:   30,000

Provided however that Green Tree may terminate any dealer's status as an Eligible Dealer, as well as terminate or modify any dealer's financing at any time, and in its sole discretion.

PARAGRAPH 4.
Green Tree agrees that effective with the signing of this Agreement, it will offer approved Eligible Dealers with the following financing incentive program:

    RETAIL REWARD: .50% of financed retail installment contract amount, providing the retail financed unit was floorplan financed with Green Tree as of the date of the retail sale and is retail financed by Green Tree.

    DOUBLE RETAIL REWARD: Additional .50% of financed retail installment contract amount, providing the retail financed unit was floorplan financed with Green Tree as of the date of the retail sale and is retail financed by Green Tree, and the dealer provides Green Tree with:

         a.) a minimum of 50% of dealer's annual sales of Winnebago product for retail financing, or

         b.) right of first refusal on every retail credit application related to the sale of new Winnebago Inventory

PARAGRAPH 5.
For all invoices received from Winnebago representing Winnebago Inventory purchased by and shipped to approved Eligible Dealers, Green Tree agrees to remit funds to Winnebago via electronic funds transfer on the 7th day from date of invoice receipt, or the next business day thereafter.

PARAGRAPH 6.
During any agreed-upon floorplan subsidy period that involves a discount paid to Green Tree by Winnebago, Winnebago agrees to allow Green Tree to deduct the agreed-upon percentage from the proceeds of each financed invoice remitted to Winnebago as described in Paragraph 6. The agreed-upon floorplan subsidy will be indicated in Attachment A.

PARAGRAPH 7.
Both parties to this Agreement agree that rates and terms of floorplan finance transactions between Green Tree and Eligible Dealers may be adjusted from time to time as mutually agreed to between the parties. Furthermore, Green Tree's extension of credit to any Eligible Dealer shall be at Green Trees' sole discretion, and Green Tree makes no representation that it will provide financing or particular rates or terms to any dealer that does not meet its credit underwriting criteria, in its sole discretion.

PARAGRAPH 8.
Green Tree agrees that it will make available to all Eligible Dealers all floorplan and retail promotional program incentives as may be offered from time to time by Green Tree in its sole discretion, for as long as these programs exist. Notwithstanding the above, either party reserves the right to modify, suspend or cancel promotional programs at any time, but will make all reasonable efforts to notify Winnebago and Eligible Dealers of any changes to these programs.

PARAGRAPH 9.
Winnebago agrees that it shall not offer any floorplan or retail rate subsidy or other program subsidies to any other wholesale or consumer lending source so long as this Agreement remains in effect. With the exception of any existing rate support programs currently in existence with various recreational vehicle manufacturers, or modifications and enhancements made in the normal course of business thereto, Green Tree agrees that for the duration of this agreement, it will not offer the financing program as described herein in its entirety to any other manufacturer of Class A or Class C motor homes, including associated rates, terms, rate subsidies and incentive programs.

PARAGRAPH 10.
Winnebago and Green Tree agree that this agreement will have an initial term of three (3) years, but may be terminated by either party by giving no less than 120 days written notice. This Agreement will automatically renew on an annual basis thereafter, subject to the same termination provision.

Winnebago and Green Tree represent and warrant that they have the right and authority to enter into and perform this Agreement; that they have obtained all necessary corporate authorizations to enter into this Agreement; and that the persons who have signed this Agreement on behalf of Winnebago and Green Tree are duly authorized to do so, and that such signatures are genuine.

Winnebago and Green Tree further represent and warrant that entering into this Agreement or taking any action contemplated by this Agreement, will not cause either party to be in breach or default of any obligations to, or agreements with, any other party.

In the event that Winnebago or Green Tree breach any of the above representations or warranties, or any material representation made by the parties is untrue, and either party suffers a loss as a result of such breach or material misrepresentation, each party will indemnify, save, defend and hold the other harmless from any and all claims, liabilities. losses, damages or expenses of any kind or nature.

This Agreement shall inure to the benefit of and bind the respective parties thereto, their successors and assigns, and shall be governed by the laws of the state of Georgia.

Nothing contained herein shall limit Winnebago's liability to Green Tree under any other agreement, including but not limited to that certain Inventory Repurchase Agreement dated as of the 30th day of October 1995, and any amendments thereto.


For Green Tree Financial Servicing Corporation:
(and its affiliates)


--------------------------------------------------------------------------------
Signature                                  Title

FOR WINNEBAGO INDUSTRIES, INC.


/s/ Bruce D. Hertzke                       President and C.O.O.
--------------------------------------------------------------------------------
Signature                                  Title

                           INVENTORY FINANCE AGREEMENT

                             SECRETARY'S CERTIFICATE
                             -----------------------


I hereby certify that I am the Secretary or Assistant Secretary of Winnebago Industries, Inc. ("Corporation"), and that the execution of the foregoing Agreement was adopted and approved by the following resolution:

           "BE IT RESOLVED that any officer of this Corporation is hereby authorized to execute the Inventory Finance Agreement with Green Tree Financial Servicing Corporation on behalf of the Corporation, which Agreement may contain such terms as such officer may see fit."

           IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal on this 26th day of November, 1997.





                                              /s/ Raymond M. Beers
                                        --------------------------------
                                                    Secretary

                                  ATTACHEMENT A

                           INVENTORY FINANCE AGREEMENT

                        STOCKING PROGRAM - NEW INVENTORY


         Pursuant to Paragraph 6 of the Inventory Finance Agreement, each invoice submitted to Green Tree by Seller for payment shall be discounted by Green Tree in an amount equal to 33% of the net invoice amount.

         Eligible Dealers will be assessed finance charges by Green Tree on financed Winnebago Inventory as follows:

         Day 1 to 365:           Prime Rate minus 1.00%
         Days 366 to 540:        Prime Rate plus 1.00%
         Curtailments:           10% due on Day 366
         Final Maturity:         540 Days from invoice date


GREEN TREE FINANCIAL SERVICING CORPORATION (and its affiliates)

By:
    ---------------------------------
Its:
     --------------------------------

WINNEBAGO INDUSTRIES, INC.

By:  /s/ Bruce D. Hertzke
     --------------------
Its: President and Chief Operating Officer

                     FIRST AMENDMENT TO REPURCHASE AGREEMENT


This FIRST AMENDMENT TO REPURCHASE AGREEMENT ("Amendment") is by and between WINNEBAGO INDUSTRIES, INC. ("Seller") and Green Tree Financial Servicing Corporation and its affiliates ("Green Tree") and is dated as of this 26th day of November, 1997.

WHEREAS, Green Tree and Seller entered into that certain REPURCHASE AGREEMENT dated October 30, 1995, under which Seller agreed, among other things, to repurchase Inventory subject to the terms and conditions of the REPURCHASE AGREEMENT;

WHEREAS, Seller and Green Tree desire to amend certain terms contained in REPURCHASE AGREEMENT;

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Seller and Green Tree agree to amend the REPURCHASE AGREEMENT, which is incorporated herein by reference, as follows:

1.       The first sentence in Paragraph number 2 is amended to read as follows:

         "THIS AGREEMENT IS LIMITED IN AMOUNT, AS TO EACH VEHICLE, TO A SUM NOT EXCEEDING 100 PERCENT OF OUR INVOICE PRICE, INCLUDING FREIGHT CHARGES FOR 180 DAYS FROM INVOICE DATE, AND 90 PERCENT OF OUR INVOICE PRICE, INCLUDING FREIGHT CHARGES FROM 181 DAYS FROM INVOICE DATE TO 365 DAYS FROM INVOICE DATE."

Except as modified herein, the REPURCHASE AGREEMENT remains unchanged. Nothing contained herein shall limit Green Tree's right to provide or decline to provide financing to Dealers, in amounts and upon terms which shall be determined by Green Tree, in its sole and absolute discretion, and all without notice to Seller.

IN WITNESS WHEREOF, the parties hereto have entered into this FIRST AMENDMENT TO REPURCHASE AGREEMENT as of the date first written above.

GREEN TREE FINANCIAL SERVICING CORPORATION (and its affiliates)


By:
    ---------------------------------
Its:
     --------------------------------

WINNEBAGO INDUSTRIES, INC.


By:  /s/ Bruce D. Hertzke
     --------------------
Its: President and Chief Operating Officer

                                  ATTACHMENT A

                           INVENTORY FINANCE AGREEMENT

                        STOCKING PROGRAM - NEW INVENTORY


Pursuant to Paragraph 6 of the Inventory Finance Agreement, each invoice submitted to Green Tree by Seller for payment shall be discounted by Green Tree in an amount equal to .30% of the net invoice amount.

Eligible Dealers will be assessed finance charges by Green Tree on financed Winnebago inventory as follows:

Day I to 365:                    Prime Rate minus 1.00%
Days 366 to 540:                 Prime Rate plus 1.00%
Curtailments:                    10% due on Day 366
Final Maturity:                  540 Days from invoice date


GREEN TREE FINANCIAL SERVICING CORPORATION (and its affiliates)


By:
    ---------------------------------
Its:
     --------------------------------

WINNEBAGO INDUSTRIES, INC.


By:  /s/ Bruce D. Hertzke
     --------------------
Its: President and Chief Operating Officer